Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of Capital Gold Corporation of our report dated March 29, 2010 relating to the consolidated financial statements of Nayarit Gold Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We also consent to the use in this Registration Statement on Form S-4 of Capital Gold Corporation of our Comments by Auditors for U.S. Readers on Canada – U.S, Reporting Difference dated March 29, 2010, which appears in such Registration Statement

/s/ PricewaterhouseCoopers LLP

Halifax, Canada
April 1, 2010